As filed with the Securities and Exchange Commission on June 28, 2016

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_________________

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
_________________

COSTAR GROUP, INC.
(Exact name of registrant as specified in its charter)

Delaware	52-2091509

(State or other jurisdiction of	(I.R.S. Employer

incorporation or organization)	Identification No.)
__________________

1331 L Street NW
Washington, DC 20005

(Address, including zip code, of principal executive offices)

CoStar Group, Inc.
2016 Stock Incentive Plan
(Full Title of the Plan)

Andrew C. Florance CEO and President CoStar Group, Inc. 1331 L Street NW Washington, DC 20005 (202) 346-6500 Fax: (202) 346-6703	Jonathan Coleman, Esq. General Counsel CoStar Group, Inc. 1331 L Street NW Washington, DC 20005 (202) 346-6500 Fax: (202) 346-6703

(Name, address, and telephone number, including area code, of agent for service)
_________________

CALCULATION OF REGISTRATION FEE

Title of Securities To Be Registered	Amount To Be Registered(1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee (2)
Common Stock $.01 par value	3,612,197 shares	$207.35	$748,989,048	$75,424

(1) Pursuant to Rule 416 under the Securities Act of 1933, as amended, this Registration Statement also covers an indeterminate number of additional shares as may be issued under the CoStar Group, Inc. 2016 Stock Incentive Plan, as amended, as a result of adjustments to the number of outstanding shares of Common Stock by reason of any recapitalization, stock split, stock dividend or similar transaction, and any other securities with respect to which the outstanding shares of Common Stock are converted or exchanged.

(2) Pursuant to Rules 457(c) and (h)(1) under the Securities Act of 1933, as amended, the Registrant has computed the maximum offering price for the 3,612,197 shares to be registered solely for the purpose of computing the registration fee by reference to the average of the high and low sale prices for the Registrant’s Common Stock as quoted on the Nasdaq Global Select Market on June 27, 2016.

PART I. INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Omitted in accordance with Rule 428 under the Securities Act of 1933, as amended, and the Introductory Note to Part I of Form S-8.

PART II. INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Explanatory Note

This Registration Statement on Form S-8 is filed by Costar Group, Inc., a Delaware corporation (the “Registrant” or the “Company”), relating to 3,612,197 shares of the Company’s Common Stock, par value $0.01 per share (the “Common Stock”), issuable under the CoStar Group, Inc. 2016 Stock Incentive Plan, as amended (the “2016 Plan”). The Company is registering 3,612,197 shares on this Form S-8 because the 2016 Plan authorizes the issuance of 1,450,000 shares, plus: (i) 814,017 shares, representing the number of shares available as of June 9, 2016 for issuance in connection with future awards under the CoStar Group, Inc. 2007 Stock Incentive Plan (the “Prior Plan”), (ii) shares received upon the cancellation, expiration or forfeiture of awards issued under the 2016 Plan or the Prior Plan, currently estimated to be up to 258,334 shares and (iii) shares received by the Company as the result of the exchange of shares by a participant in the 2016 Plan or the Prior Plan as full or partial payment of the exercise price and/or tax withholding with respect to awards issued under the 2016 Plan or the Prior Plan, respectively, currently estimated to be up to 1,089,846 shares.

Item 3.	Incorporation of Documents by Reference.

The following documents previously filed with the Securities and Exchange Commission (the “Commission”) are hereby incorporated by reference into this registration statement:

1.	The Registrant’s Annual Report on Form 10-K for its fiscal year ended December 31, 2015, filed with the Commission on February 26, 2016.

2.	The Registrant’s Quarterly Report on Form 10-Q for the three months ended March 31, 2016, filed on April 28, 2016.

3.	The Registrant’s Current Reports on Form 8-K filed on April 27, 2016 and June 9, 2016.

4.
The description of the common stock, $0.01 par value per share, of the Registrant (the “Common Stock”), contained in the Registrant’s Registration Statement on Form S-1 (No. 333-47953) (originally filed on March 13, 1998), as amended, together with all amendments and reports filed with the Commission for the purposes of updating such description.

All reports and other documents that the Registrant subsequently files with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment indicating that all securities offered under this Registration Statement have been sold or that deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be part hereof from the date of filing of such report or document. Any statement contained herein or in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is, or is deemed to be, incorporated by reference herein modifies or supersedes such prior statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement. The Registrant’s Exchange Act file number with the Commission is 000-24531.

Item 4.        Description of Securities.

Not applicable.

Item 5.        Interest of Named Experts and Counsel.

Not applicable.

Item 6.        Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law (the “DGCL”) provides for, among other things:

(a) permissive indemnification for expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by designated persons, including directors, officers, employees and agents of a corporation, in the event such persons are parties to, or threatened to be made parties to, any threatened, pending or completed civil, criminal, administrative or investigative action, suit or proceeding other than stockholder derivative actions if certain conditions are met;

(b) permissive indemnification for expenses actually and reasonably incurred by designated persons, including directors, officers, employees and agents of a corporation, in the event such persons are parties to, or threatened to be made parties to, any threatened, pending or completed stockholder derivative actions if certain conditions are met;

(c) mandatory indemnification for expenses actually and reasonably incurred by designated persons, including directors and officers of a corporation, in the event such persons are successful on the merits or otherwise in any action, suit or proceeding covered by (a) or (b) above; and

(d) that the indemnification provided for by Section 145 shall not be deemed exclusive of any other rights which may be provided under any bylaw, agreement, stockholder or disinterested director vote, or otherwise.

CoStar Group, Inc.’s (“CoStar’s”) Third Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) provides that a director shall not be personally liable to CoStar or its stockholders for monetary damages for breach of fiduciary duty as a director except for liability (1) for any breach of the director’s duty of loyalty to CoStar or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) for paying a dividend or approving a stock repurchase or redemption in violation of Section 174 of the DGCL or (4) for any transaction from which the director derived an improper personal benefit. The Certificate of Incorporation also provides that CoStar shall indemnify each director and officer to the fullest extent permitted by Section 145 of the DGCL for all expenses, liabilities and other matters referenced in that Section. Such indemnification is not exclusive of any other rights to which such persons may be entitled under any bylaw, agreement, vote of stockholders, vote of disinterested directors or otherwise.

CoStar’s Third Amended and Restated Bylaws (“Bylaws”) provide that each person who was or is made a party to, or is threatened to be made a party to, any action, suit, arbitration, alternative dispute mechanism, hearing or proceeding (collectively, a “Proceeding”) by reason of the fact that he or she is or was a director or officer of CoStar (or while a director or officer of CoStar was serving at the request of CoStar as a director, officer, employee, agent or trustee of another entity) shall be, and each person who was or is made a party to, or threatened to be made a party to, any Proceeding by reason of the fact that he or she is or was an employee or agent of CoStar (or was serving at the request of CoStar as a director, officer, employee, agent or trustee of another entity) may be, indemnified by CoStar, to the fullest extent authorized by the DGCL, against all expenses, liabilities, losses, judgments, fines and amounts paid in settlement actually and reasonably incurred by the person or on his or her behalf in connection therewith, if the person acted in good faith and in a manner he or she reasonably believed to be not opposed to the best interests of CoStar and, in criminal matters, if the person had no reasonable cause to believe his or her conduct was unlawful. When an action or suit is brought in favor of CoStar, such indemnification rights extend only to expenses actually and reasonably incurred by such person in the defense or settlement thereof, and no indemnification rights apply to any adjudged liability of the person to CoStar unless the applicable court determines that the person is fairly and reasonably entitled to such indemnification. The Bylaws further provide that such indemnification rights are contract rights, and indemnified directors and officers shall have the right to be paid by CoStar for the expenses incurred in defending a Proceeding, in advance of its final disposition, upon receipt from the indemnified person of an undertaking to repay all amounts so advanced if it shall ultimately be determined that the person is not entitled to be indemnified. Such expenses, including attorneys’ fees, may be paid with respect to other indemnified employees and agents as the board of directors deems appropriate. The Bylaws provide that the right to indemnification and to the advance payment of expenses shall not be exclusive of any other right which any person may have or acquire under any agreement, statute, provision of CoStar’s Bylaws, Certificate of Incorporation, or otherwise.

CoStar has entered into indemnification agreements with each of its directors and certain of its officers, which clarify and enhance the rights and obligations of CoStar and those directors and officers with respect to indemnification of such persons. The agreements provide, among other things, that, subject to certain enumerated exceptions, CoStar shall indemnify to the fullest extent permitted by the DGCL each director and officer who is a party to the agreements and who is, or is threatened to be, made a party to any threatened, pending or completed action, suit, investigation, inquiry, alternative dispute resolution mechanism or proceeding, or appeal of such proceeding (“Proceeding”), by reason of the fact that he or she is, was or has agreed to become a director, officer, employee or agent of CoStar or its direct or indirect subsidiaries (or is or was serving, or has agreed to serve, at the request of CoStar as a director, officer, employee, partner, agent or fiduciary of another entity); or by reason of anything he or she allegedly did or did not do in any such capacity, for all costs, damages, losses, judgments, penalties, fines, liabilities, amounts paid in settlement and other expenses actually and reasonably incurred by the indemnified person in connection with any such Proceeding and for any taxes imposed on such person as a result of payments under the indemnification agreements, provided, that the indemnified person acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of CoStar and, with respect to any criminal Proceeding, had no reasonable cause to believe his or her conduct was unlawful. Indemnified parties are presumed to be entitled to indemnification under the agreements and indemnification shall be made by CoStar unless a determination is made, in accordance with the agreements, that indemnification is not proper. Further, if the indemnified party is successful in defense of any action, suit or proceeding or in defense of a claim (including any action, suit or proceeding brought by or on behalf of CoStar), then he or she shall be indemnified against all expenses in connection therewith (notwithstanding the enumerated exceptions) and may be indemnified for some or a portion of the expenses actually and reasonably incurred if he or she is only entitled to indemnification of that portion. Pursuant to the indemnification agreements, indemnified persons are entitled to advancement of expenses incurred prior to the final disposition of any Proceeding, and, in connection therewith, each such person undertakes to reimburse those amounts advanced if a court of competent jurisdiction finds he or she is not entitled to indemnification of such expenses. Indemnification rights provided under the indemnification agreements are not exclusive of any other rights to which the indemnified persons may be entitled under CoStar’s Bylaws or other organizational documents, vote of stockholders or disinterested directors, provision of law, agreement or otherwise.

Pursuant to CoStar’s Certificate of Incorporation and Section 145 of the DGCL, CoStar may also purchase and maintain insurance on behalf of any director, officer, employee or agent of the corporation to the extent permitted by Section 145 of the DGCL. Pursuant to the indemnification agreements described above, if CoStar obtains insurance for itself or its officers or directors, it also has an obligation to provide coverage for the directors and officers who are parties to those agreements to the same extent as any other director of officer of the corporation.

Item 7.        Exemption From Registration Claimed.

Not applicable.

Item 8.	Exhibits

Exhibit

No.	Description

4.1	— Third Amended and Restated Certificate of Incorporation (Incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed with the Commission on June 6, 2013).

4.2	— Third Amended and Restated Bylaws (Incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed with the Commission on September 24, 2013).

4.3	— Specimen Common Stock Certificate (Incorporated by reference to Exhibit 4.1 to the Registrant’s Registration Statement on Form S-4 (Reg. No. 333-174214) filed with the Commission on June 3, 2011).

4.4*	— CoStar Group, Inc. 2016 Stock Incentive Plan.

5.1*	— Opinion of Gibson, Dunn & Crutcher LLP.

23.1*	— Consent of Independent Registered Public Accounting Firm.

23.2*	— Consent of Gibson, Dunn & Crutcher LLP (Contained in Exhibit 5.1).

24.1*	— Powers of Attorney (Included in the Signature Pages to the Registration Statement).
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* Filed herewith

Item 9.     Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)     To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)     To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)    To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

(2)    That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)     The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Washington, District of Columbia, on June 28, 2016.

COSTAR GROUP, INC.

By: /s/ Andrew C. Florance
Andrew C. Florance
Chief Executive Officer and President

KNOW ALL PERSONS BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints Andrew C. Florance and Scott T. Wheeler, and each of them, his true and lawful attorneys-in-fact and agents, each acting alone, with full powers of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as might or could be done in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, each acting alone, or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	CAPACITY DATE

/s/ Michael R. Klein	Chairman of the Board June 28, 2016
Michael R. Klein

/s/ Andrew C. Florance	Chief Executive Officer, June 28, 2016
Andrew C. Florance                 President, and a Director
    (Principal Executive Officer)

/s/ Scott T. Wheeler	Chief Financial Officer June 28, 2016
Scott T. Wheeler                (Principal Financial Officer)

/s/ Michael J. Glosserman	Director June 28, 2016

Michael J. Glosserman

/s/ Warren H. Haber	Director June 24, 2016
Warren H. Haber

/s/ John W. Hill	Director June 28, 2016
John W. Hill

/s/ Laura Cox Kaplan	Director June 28, 2016
Laura Cox Kaplan

/s/ Christopher J. Nassetta	Director June 22, 2016
Christopher J. Nassetta

/s/ David J. Steinberg	Director June 28, 2016
David J. Steinberg

INDEX TO EXHIBITS

Exhibit

No.	Description

4.1	— Third Amended and Restated Certificate of Incorporation (Incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed with the Commission on June 6, 2013).

4.2	— Third Amended and Restated Bylaws (Incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed with the Commission on September 24, 2013).

4.3	— Specimen Common Stock Certificate (Incorporated by reference to Exhibit 4.1 to the Registrant’s Registration Statement on Form S-4 (Reg. No. 333-174214) filed with the Commission on June 3, 2011).

4.4*	— CoStar Group, Inc. 2016 Stock Incentive Plan.

5.1*	— Opinion of Gibson, Dunn & Crutcher LLP.

23.1*	— Consent of Independent Registered Public Accounting Firm.

23.2*	— Consent of Gibson, Dunn & Crutcher LLP (Contained in Exhibit 5.1).

24.1*	— Powers of Attorney (Included in the Signature Pages to the Registration Statement).
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* Filed herewith